Standard & Poor's, a division of the McGraw Hill Companies
25 Broadway, 15th Floor
New York, New York 10004
Attention: Residential Mortgage Group

Fitch Investors Service LP
One State Street Plaza
30th Floor
New York, New York 10004
Attention: Beth Cronin

Pursuant to Section 3.20 of the Pooling and Servicing Agreement, dated and effective as of January 1, 1999, (the "Agreement") among Financial Asset Securities Corporation, as Depositor, Option One Mortgage Corporation, as Seller and Servicer, and Norwest Bank Minnesota, National Association, as Trustee, I certify that:

1. A review of the activities of the Servicer during the fiscal year ended April 30, 1999, and of performance under the aforementioned agreement has been made under my supervision.

2. To the best of my knowledge, based on such review, the Servicer has fulfilled all of its obligations under the Agreement during the fiscal year ended April 30, 1999, subject to any matters noted in the servicing report provided under
Section 3.21 of the Agreement.

William L. O'Neill
Senior Vice President \ Chief Financial Officer
Option One Mortgage Corporation